Exhibit 99.(a)(1)(R)

FORM OF REMINDER NOTICE – NO ELECTION

To:	[Eligible Optionee]
From:	stockadmin@SST.com
Subject:	Reminder: Tender Offer Election Required

According to our records, you have not yet submitted your elections for the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options.  Although acceptance of the Offer is voluntary, all Eligible Optionees must submit Election Forms setting forth their personal elections to either elect to accept or reject the Offer.

Please remember that the tender offer is scheduled to close at 11:59 pm Pacific Daylight Time on Thursday, May 1, 2008.  No elections will be accepted after the Offer expires.

This notice does not constitute the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options.  The full terms of the offer are described in (1) the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options, dated April 3, 2008; and (2) the memorandum from SST Stock Administration, dated February 11, 2008.  You may access these documents at https://ssti.equitybenefits.com, by contacting SST Stock Administration at stockadmin@SST.com or (408) 720-6549 or at the U.S. Securities and Exchange Commission’s website at www.sec.gov.